Exhibit 10.24

EXECUTION COPY

KRW85,000,000,000

SENIOR FACILITIES AGREEMENT

dated October 28, 2013

NET1 APPLIED TECHNOLOGIES KOREA
-Borrower-

THE BANKS AND FINANCIAL INSTITUTIONS IN SCHEDULE I
-Original Lenders-

HANA BANK
-Facility Agent-

HANA BANK
-Security Agent-

HANA DAETOO SECURITIES CO., LTD.
-Mandated Lead Arranger-

- i -

SCHEDULES

SCHEDULE 1:	LENDERS AND THEIR COMMITMENTS

SCHEDULE 2:	CONDITIONS OF UTILISATION

SCHEDULE 3:	UTILISATION REQUEST

SCHEDULE 4:	FORM OF TRANSFER CERTIFICATE

SCHEDULE 5:	CONTACT DETAILS

SCHEDULE 6:	TIMETABLE

SCHEDULE 7:	FORM OF COMPLIANCE CERTIFICATE

STAMP TAX

- iii -

THIS SENIOR FACILITIES AGREEMENT (the “Agreement”) is dated October 28, 2013 and made between:

(1)

NET 1 APPLIED TECHNOLOGIES KOREA, a corporation duly incorporated and existing under the laws of the Republic of Korea (“Korea”) with its registered office at 2F, Sungbo Tower, 169-10 Samsung-dong, Kangnam-gu, Seoul, 135-090, Korea as borrower (the "Borrower");

(2)	HANA BANK as facility agent of the Finance Parties (other than itself) (the “Facility Agent”);

(3)	HANA BANK as security agent of the Secured Parties (other than itself) (the "Security Agent"); and

(4)

THE BANKS AND FINANCIAL INSTITUTIONS named in Schedule I (Lenders and their Commitments) as lenders (collectively referred to as the “Original Lenders” and individually referred to as an “Original Lender”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Kun-Pledge Agreement” means an account kun-pledge agreement to be entered into by the Borrower, the Security Agent and the Secured Parties pursuant to which the Borrower has agreed to create and perfect security interests in favour of the Secured Parties over the Proceeds Accounts.

"Administrative Party" means each of the Facility Agent and the Security Agent.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Approved Treasury Investments" means:

(a)

securities having maturities of not more than 12 months (from the date of the acquisition of or investment in such securities) issued or directly and fully guaranteed or insured by the government of Korea or any agency or instrumentality thereof (provided that the full faith and credit of the government of Korea is pledged in support thereof);

(b)

time deposits and certificate of deposits of any commercial bank of recognised credit standing having maturities of not more than 12 months (from the date of the making or acquisition of or investment in such deposits or certificates of deposits), which bank has a rating of at least "AAA" by KR and/or KIS; and

(c)

investments in money market funds substantially all the assets of which are comprised of securities of the types described in paragraphs (a) and (b) above, in each case freely tradable without restrictions and denominated and payable in KRW, not subject to any Security.

SENIOR FACILITIES AGREEMENT	Page 1

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means

(a)	in relation to the Tranche A Facility and the Tranche B Facility, the period commencing from the Signing Date and ending on the date falling two (2) Months from the Signing Date; and

(b)	in relation to the Tranche C Facility, the period commencing from the Initial Utilisation Date and ending on the date falling three (3) Months prior to the Final Repayment Date.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject as set out below);.

(a)	the amount of its participations in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under the Tranche C Facility only, that Lender's participation in any Tranche C Facility Loan that are due to be prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender's Commitment under the Tranche C Facility.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

“Bankruptcy Law” means:

(a)	in relation to any entity incorporated or organised under the laws of Korea, the Debtor Rehabilitation and Bankruptcy Act of Korea; and

(b)	in all other cases, any domestic or foreign law relating to bankruptcy, judicial management, moratorium, insolvency, reorganisation, administration or relief of debtors in effect in any jurisdiction.

“Base Rate” means, with respect to each Interest Determination Date, the final quotation yield rate for a ninety-one (91) day Won-denominated negotiable certificates of deposit as published by the Korea Financial Investment Association established under the Financial Investment Services and Capital Markets Act or its successor.

“Borrower Unit Kun-Pledge Agreement” means the unit kun-pledge agreement to be granted by the DutchCo in favor of the Secured Parties over all its units and ownership interests in the Borrower.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Seoul, Korea.

"Charged Property" means all of the assets of the Borrower or the DutchCo which from time to time are, or are expressed to be, the subject of the Transaction Security.

SENIOR FACILITIES AGREEMENT	Page 2

“Commitment” means the Tranche A Facility Commitment, the Tranche B Facility Commitment and/or the Tranche C Facility Commitment.

“Company” means KSNET, INC., a company incorporated and existing in Korea with its registered office at 2F, Sungbo Tower, 169-10 Samsung-dong, Kangnam-gu, Seoul, 135-090, Korea.

“Company Share Kun-Pledge Agreement” means a share kun-pledge agreement to be granted by the Borrower in favour of the Secured Parties in relation to 13,560,157 shares as of the date hereof, representing 99.66% of the total issued and outstanding shares of the Company.

"Credit Guarantee Fund Contribution" means an amount of contribution that is required to be made by Korean banks and financial institutions (including, but not limited to, National Agricultural Cooperative Federation and National Federation of Fisheries Cooperatives) and Korean branches of foreign banks and foreign financial institutions (as applicable) under the Credit Guarantee Fund Act of Korea, Technology Credit Guarantee Fund Act of Korea, Local Credit Guarantee Foundation Act of Korea or Agricultural and Fisheries Business Credit Guarantee Act and all regulations, rules, and decrees promulgated thereunder (as amended from time to time).

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents pursuant to the terms thereof or any combination of any of the foregoing) be an Event of Default.

“Distribution” means for any person:

(a)

any dividends or other distributions (or interest on any unpaid dividends or other distributions) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) paid by any member of the Group; and/or

(b)	any payment paid by any member of the Group in respect of any redemption or reduction of any Equity Interest of any other member of the Group.

“DutchCo” means Net 1 Applied Technologies Netherlands B.V.

“Equity Interest” means, in relation to any person:

(a)	any shares of any class or capital stock of or equity interest in such person or any depositary receipt in respect of such shares, capital stock or equity interest;

(b)

any security convertible (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of such shares; and

(c)	any option, warrant or other right to acquire any such shares, capital stock, capital interest, securities or depositary receipts referred to in paragraphs (a) and (b) above.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Loan” means a loan extended to the Borrower pursuant to the Existing Loan Agreement or the principal amount outstanding for the time being of that loan.

“Existing Loan Agreement” means a certain senior facilities agreement dated October 29, 2010 by and among the Borrower as holdco, Hana Daetoo Securities Co., Ltd. as mandated lead arranger, Hana Bank, Shinhan Bank and Woori Bank as lead arrangers, the financial institutions listed in the Schedule therein as lenders, and Hana Bank as agent and security agent.

SENIOR FACILITIES AGREEMENT	Page 3

"Facility" means the Tranche A Facility, the Tranche B Facility and/or the Tranche C Facility.

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters referring to this Agreement or the Facility between one or more Finance Parties and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

"Final Repayment Date" means:

(a)	in the case of the Tranche A Facility Loan and the Tranche Facility C Loan, the date falling five (5) years from the Initial Utilisation Date; and

(b)	in the case of the Tranche B Facility Loan, the date falling one (1) year from the Initial Utilisation Date.

"Finance Documents" means this Agreement, the Security Documents, any Fee Letter, any Utilisation Request and any other document designated as such by the Facility Agent and the Borrower.

"Finance Party" means the Facility Agent, the Mandated Lead Arranger, the Security Agent or a Lender.

"Financial Indebtedness" means, as to any person:

(a)

all obligations of such person for borrowed money or with respect to deposits or advances of any kind having the commercial effect of a borrowing (excluding deposits by customers made in the ordinary course of business and on ordinary business terms);

(b)

all obligations of such person evidenced by bonds, debentures, notes or similar instruments (excluding obligations of such person evidenced by notes or similar instruments issued in respect of “accounts payable” in the ordinary course of business);

(c)	all obligations of such person upon which interest charges are customarily paid having the commercial effect of a borrowing;

(d)	all Financial Indebtedness of any other person secured by any Security on any property owned by such first person, whether or not such Financial Indebtedness has been assumed by such person;

(e)

all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person having the commercial effect of a borrowing (excluding agreements made in the ordinary course of business);

(f)	all obligations of such person in respect of the deferred purchase price of property or services outstanding more than ninety (90) days after its customary date of payment;

(g)	all guarantees by such person with respect to the Financial Indebtedness of other person(s);

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(h)	all obligations which are required to be classified and accounted for as finance leases on the balance sheet of such person;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances issued by a bank or financial institution;

(k)	any indebtedness for or in respect of receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(l)	any indebtedness for or in respect of any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(m)	any indebtedness for or in respect of shares or equity interests that are expressed to be redeemable; and

(n)

any indebtedness for or in respect of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account).

“GAAP” means generally accepted accounting principles in Korea or the international financial reporting standards as adopted by and in effect from time to time in Korea, as applicable.

"Governmental Agency" means any government or any governmental agency, semi- governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

"Group" means the Borrower and the Company.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Initial Utilisation Date" means the date on which the first Utilisation is made under this Agreement.

“Intercompany Loan Agreement” means a certain intercompany loan agreement to be entered into by and between the Borrower and the Company pursuant to which the Borrower shall extend a credit facility to the Company in an aggregate amount not exceeding KRW 10,000,000,000 (the “Intercompany Loan”) for the purpose of meeting the working capital needs of the Company.

“Interest Determination Date” means, in relation to any Loan, one (1) Business Day prior to the relevant Utilisation Date.

“Interest Payment Date” means, in relation to an Interest Period, the last day of such Interest Period.

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"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods).

"KIS" means Korea Investors Service, Inc.

“Korea” means the Republic of Korea.

"KR" means Korea Ratings.

“KRW Proceeds Account” means the KRW account (number 100-910030-40504) opened in the name of the Borrower with the Security Agent and designated as “KRW Proceeds Account”.

"Lender" means:

(a)	the Original Lender; and

(b)	any person which has become a Lender in accordance with Clause 22 (Changes to the Parties),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

"Loan" means the Tranche A Facility Loan, the Tranche B Facility Loan and/or the Tranche C Facility Loan.

"Majority Lenders" means at any time:

(a)	if any Loan is then outstanding, a Lender or Lenders whose participations in the Loan(s) then outstanding aggregate is equal to or more than 66 2/3% of the Loan(s); or

(b)	if there is no Loan then outstanding, a Lender or Lenders whose Available Commitments aggregate is equal to or more than 66 2/3% of the Available Facility.

"Margin" means,

(a)	with respect to the Tranche A Facility Loan, 3.10% per annum;

(b)	with respect to the Tranche B Facility Loan, 2.90% per annum; and

(c)	with respect to the Tranche C Facility Loan, 3.10% per annum;

"Material Adverse Effect" means a material adverse effect or change on:

(a)	the business, operations, assets or financial condition of the Borrower;

(b)	the ability of the Borrower to meet its payment obligations under the Finance Documents as they become due and payable;

(c)	the validity, legality or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents; or

(d)	the validity, legality or enforceability of the Security expressed to be created pursuant to the Security Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

SENIOR FACILITIES AGREEMENT	Page 6

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Operating Accounts” mean the operating accounts (number 100-910030-46304, number 100-910030-47004, number 100-910030-49204 and number 100-910030-11204) opened in the name of the Borrower with the Security Agent and designated as “Operating Account”.

"Original Financial Statements" means the audited consolidated financial statements of the Borrower for the financial year ended 31 December 2012.

"Party" means a party to this Agreement.

"Permitted Administrative Payments" mean expenses, fees and out of pocket costs incurred by the Borrower in connection with the maintenance of its existence or administration, Tax, Indirect Tax, auditing, directors insurance, fees incurred by legal counsel and other fees, costs and expenses and liabilities of the Borrower associated with its activities as a Holding Company, provided that the aggregate amount of such costs, expenses and liabilities (excluding any amount of Taxes, Indirect Tax or any other payments payable by the Borrower pursuant to any applicable law) does not exceed KRW 1,000,000,000 in any financial year (or in case a financial year is less than a 12 month period, the applicable pro-rated amount).

“Permitted Disposal” means any sale, transfer or other disposal:

(a)	made in the ordinary course of business of the disposing person;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

(c)	of cash:

(i) to the extent permitted under this Agreement (including for the Permitted Administrative Payments);

(ii) any disposal of Approved Treasury Investments at arm's length in exchange for cash or other Approved Treasury Investments;

(iii) any disposal constituting the creation or realization of any Security permitted under paragraph (b) of Clause 20.4 (Negative pledge); or

(d)	of assets, interests or rights as permitted by the Facility Agent (acting reasonably).

“Permitted Indebtedness” means:

(a)	Financial Indebtedness incurred under the Finance Document;

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(b)	Financial Indebtedness to be repaid or discharged by the Initial Utilisation Date; or

(c)	Financial Indebtedness as permitted by the Facility Agent (acting reasonably).

“Proceeds Accounts” mean collectively, the USD Proceeds Account and the KRW Proceeds Account.

“Repayment Instalment” means each instalment for repayment of the Tranche A Facility Loan referred to in Clause 6.1(a) (Repayment of Tranche A Facility Loan).

"Repeating Representations" means each of the representations set out in Clause 17 (Representations) other than Clause 17.6 (Deduction of Tax), Clause 17.9 (Information), Clause 17.12 (No proceedings pending or threatened) and Clause 17.22 (Account).

"Secured Obligations" means all obligations at any time due, owing or incurred by the Borrower to any Secured Party under the Finance Documents whether present or future, actual or contingent.

"Secured Parties" means the Security Agent, the Facility Agent and each Lender from time to time party to this Agreement.

"Security" means any mortgage, pledge, hypothecation, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any contractual right of set-off or any financing lease having substantially the same effect as any of the foregoing.

"Security Documents" means:

(a)	the Account Kun-Pledge Agreement;

(b)	the Company Share Kun-Pledge Agreement; and

(c)	the Borrower Unit Kun-Pledge Agreement,

together with any other document designated as a “Security Document” by the Security Agent and the Borrower.

“Signing Date” means the date on which this Agreement is executed by the Parties.

"Specified Time" means a time determined in accordance with Schedule 6 (Timetable).

“Sponsor” means NET 1 UEPS TECHNOLOGIES, INC.

“Squeeze Out” means the procedures set out in the Commercial Act of Korea pursuant to which the Borrower may acquire and hold the remaining shares of the common stock of the Company representing 0.34% of the total issued and outstanding shares of the Company as of the date hereof by compulsorily acquiring shares from the minority shareholders of the Company by way of cash compensation.

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

SENIOR FACILITIES AGREEMENT	Page 8

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Commitments, being KRW85,000,000,000 at the date of this Agreement.

“Tranche A Facility” means the KRW term loan facility made or to be made available under this Agreement as described in Clause 2.1 (The Facilities).

“Tranche B Facility” means the KRW term loan facility made or to be made available under this Agreement as described in Clause 2.1 (The Facilities).

“Tranche C Facility” means the KRW revolving credit facility made or to be made available under this Agreement as described in Clause 2.1 (The Facilities).

“Tranche A Facility Commitment” means:

(a)

in relation to the Original Lender, the amount set opposite its name under the heading “Tranche A Facility Commitment” in Schedule I (Lenders and Their Commitments) and the amount of any other Tranche A Facility Commitment transferred to it under this Agreement; and

(b)

in relation to any other Lender, the amount of any Tranche A Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche B Facility Commitment” means:

(a)

in relation to the Original Lender, the amount set opposite its name under the heading “Tranche B Facility Commitment” in Schedule I (Lenders and Their Commitments) and the amount of any other Tranche B Facility Commitment transferred to it under this Agreement; and

(b)

in relation to any other Lender, the amount of any Tranche B Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche C Facility Commitment” means:

(a)

in relation to the Original Lender, the amount set opposite its name under the heading “Tranche C Facility Commitment” in Schedule I (Lenders and Their Commitments) and the amount of any other Tranche C Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche C Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

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“Tranche A Facility Loan” means a loan made or to be made under the Tranche A Facility or the principal amount outstanding for the time being of that loan.

“Tranche B Facility Loan” means a loan made or to be made under the Tranche B Facility or the principal amount outstanding for the time being of that loan.

“Tranche C Facility Loan” means a loan made or to be made under the Tranche C Facility or the principal amount outstanding for the time being of that loan.

“Tranche A Facility Repayment Date” means the date falling 30, 42, 54 and 60 Months from the Initial Utilisation Date, respectively.

“Transaction Security" means the Security created or expressed to be created pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USD Proceeds Account” means the USD account (number 100-910014-72232) opened in the name of the Borrower with the Security Agent and designated as “USD Proceeds Account”.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of the Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

any "Administrative Party", the "Facility Agent", the “Security Agent”, "Mandated Lead Arranger", any "Finance Party", any “Secured Party”, any "Lender" or any "Party" shall be construed so as to include its successors in title and permitted transferees;

	(ii)	"assets" includes present and future properties, revenues and rights of every description;

	(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

	(iv)	"including" shall be construed as "including without limitation";

	(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

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(vi)

a Lender's "participation" in the Loan or an Unpaid Sum includes an amount representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of the Loan or Unpaid Sum and the Lender's rights under this Agreement in respect thereof;

(vii)

“ordinary course of business” means, with respect to any person, the ordinary and usual course of normal day-to-day operations of the business consistent with the existing customs, practices and procedures;

(viii)

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Seoul time.

(b)	Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)

Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Facility Agent's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Currency Symbol and Definition

“Korean Won” or "KRW" denote the lawful currency of the Korea.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a)	the Tranche A Facility in an aggregate amount equal to the Tranche A Facility Commitment;

(b)	the Tranche B Facility in an aggregate amount equal to the Tranche B Facility Commitment; and

(c)	the Tranche C Facility in an aggregate amount equal to the Tranche C Facility Commitment.

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2.2	Finance Parties' rights and obligations

(a)

The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under (i) the Tranche A Facility towards repayment of the Existing Loan in the amount of KRW 60,000,000,000, (ii) the Tranche B Facility towards repayment of the Existing Loan in the amount of KRW 15,000,000,000 together with any accrued interest thereon, expenses, fees and any other amounts due and payable in respect of the Existing Loan and (iii) the Tranche C Facility towards financing the Borrower’s working capital needs (including interest expenses and related transaction costs under the Finance Documents).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions of Utilisation) in form and substance reasonably satisfactory to the Facility Agent unless otherwise waived by the Facility Agent. The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will be obliged to comply with Clause 5.5 (Lenders’ participations) if on the date of a Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects; and

4.3	Further conditions subsequent

The Facility Agent shall have received all documents and evidence as set forth in Part 2 of Schedule 2 (Conditions of Utilisation) and all other requirements thereof shall have been fulfilled to its reasonable satisfaction.

5.	UTILISATION

5.1	Delivery of the Utilisation Request

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The Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

	(i)	it identifies the Facility to be utilized;

	(ii)	the proposed Utilisation Date is a Business Day within the Availability Period ;

	(iii)	the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount); and

	(iv)	the account to which the Loan will be disbursed to the Borrower shall be the KRW Proceeds Account.

(b)	Only one (1) Loan may be requested in each Utilisation Request.

5.3	Maximum number of Utilisations

Only one (1) Utilisation shall be made under the Tranche A Facility and the Tranche B Facility, respectively and one (1) Utilisation may be made under the Tranche C Facility on the Initial Utilisation Date. Subsequent Utilisations may be made under the Tranche C Facility on any Interest Payment Date during the Availability Period.

5.4	Currency and amount

The currency specified in the Utilisation Request must be KRW.

5.5	Lenders' participations

(a)

If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of the Utilisation Request) to 5.4 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.6	Cancellation of Commitment

The Commitments which, at that time, are unutilised, shall be cancelled on the last day of the Availability Period applicable to that Facility.

6.	REPAYMENT

6.1	Repayment of Tranche A Facility Loan

(a)

The Borrower shall repay the Tranche A Facility Loan made to it in instalments by repaying on each Tranche A Facility Repayment Date the amount set out opposite each Tranche A Facility Repayment Date below:

Tranche A Facility Repayment Date	Repayment Instalment (KRW)

The Interest Payment Date falling on the 30 Months after the Initial Utilisation Date	10,000,000,000

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The Interest Payment Date falling on the 42 Months after the Initial Utilisation Date	10,000,000,000

The Interest Payment Date falling on the 54 Months after the Initial Utilisation Date	10,000,000,000

The Final Repayment Date	30,000,000,000

(b)	The Borrower may not reborrow any part of the Tranche A Facility which is repaid.

(c)	The Borrower shall repay the Tranche A Facility Loan together with all accrued interest and other monies outstanding in connection with the Tranche A Facility Loan in full on the Final Repayment Date.

6.2	Repayment of Tranche B Facility Loan

The Borrower shall repay the Tranche B Facility Loan (together with all accrued interest and other monies outstanding in connection with the Tranche B Facility Loan) made to it in full on the Final Repayment Date.

6.3	Repayment of Tranche C Facility Loan

The Borrower shall repay the Tranche C Facility Loan (together with all accrued interest and other monies outstanding in connection with the Tranche C Facility Loan) made to it in full on the Final Repayment Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

If at any time the Borrower is required to prepay any Loan of a Lender affected in the manner described in this Clause 7.1, then the Borrower, on ten (10) Business Days’ (unless agreed otherwise by the Facility Agent) prior written notice to the Facility Agent and such Lender (an “Affected Lender”), may request the Affected Lender to (and such Affected Lender shall) transfer all (and not part only) of its rights and obligations under the relevant Finance Documents relating to the relevant portion of any Loan to be so prepaid (on terms that are agreeable to the Affected Lender and at the cost of the Borrower) to another Lender or to another bank or financial institution that is selected by the Borrower and that confirms its willingness to assume and does assume all the obligations of the Affected Lender. Such written notice from the Borrower described above shall specify an effective date for the replacement of such Affected Lender’s Commitment and Loans, which date shall not be later than the earlier of (i) sixty (60) days after the date such notice by the Borrower is given and (ii) the date (if applicable) by which the Affected Lender must be prepaid so as not to be in violation of the applicable law.

7.2	Voluntary cancellation

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The Borrower may, if it gives the Facility Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel or reduce an Available Facility to zero or by such amount (being a minimum amount of KRW1,000,000,000 and in integral multiples of KRW100,000,000) as the Borrower may specify in such notice. Any such reduction under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Available Facility.

7.3	Voluntary prepayment of the Loan

(a)

The Borrower may, if it gives the Facility Agent not less than five (5) Business Days' (unless agreed otherwise by the Facility Agent) prior notice, prepay on the last day of the Interest Period applicable thereto the whole or any part of the Tranche A Facility Loan, the Tranche B Facility Loan and/or the Tranche C Facility Loan as determined by the Borrower (but, if in part, being an amount that reduces the amount of the aggregate Loans subject to prepayment under this Clause 7.3 by a minimum amount of KRW1,000,000,000 and in integral multiples of KRW100,000,000).

(b)	Any notice of prepayment given by the Borrower under this Clause 7.3 shall be irrevocable.

7.4	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

	(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

	(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender's participation in the Loans.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above, the Borrower shall prepay that Lender's participation in the relevant Loan.

7.5	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under these Clause 7 (Prepayment and cancellation) and Clause 8 (Mandatory prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid together with, if applicable, the Prepayment Charge payable pursuant to Clause 7.6 (Prepayment Charge) and all other sums due and payable by the Borrower to the Finance Parties as a result of the Loans (or part thereof) being prepaid without premium or penalty.

(c)

Unless a contrary indication appears in this Agreement, any part of the Loan which is prepaid may not be reborrowed except for the Tranche C Loan which may be redrawn at any time during the Availability Period (except when prepaid under Clause 8 hereunder, provided however the Tranche C Loan may be redrawn at any time during the Availability Period in case of prepayment with dividends on or in respect of the Borrower’s share capital in the Company.

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(d)	The Borrower shall not repay or prepay all or any part of the Loans or reduce all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment is reduced or cancelled in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(f)

If the Facility Agent receives a prepayment notice under this Clause 7 (or Clause 8, if applicable) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)

If all or part of a Loan under a Facility is repaid or prepaid and not available for redrawing, an amount of the Commitments in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitment of the Lenders rateably under that Facility.

7.6	Prepayment Charge

Each voluntary prepayment pursuant to this Clause 7.3 (Voluntary prepayment of the Loan) in respect of the Tranche A Facility Loan and the Tranche B Facility Loan made on or before 18 Months from the Initial Utilisation Date shall be subject to payment of a prepayment charge (the “Prepayment Charge”) that is equal to 1% of the amount prepaid. For the avoidance of doubt, no Prepayment Charge shall be payable in respect of (i) any voluntary prepayment made after 18 Months from the Initial Utilisation Date, (ii) any voluntary prepayment in respect of the Tranche C Facility Loan, and (iii) any mandatory prepayment made pursuant to Clause 8 (Mandatory Prepayment), except for Clause 8.1(c).

8.	MANDATORY PREPAYMENT

8.1

Upon the occurrence of any of the following and subject to Clause 7.5 (Restrictions), the Borrower shall immediately notify the Facility Agent and prepay the Loans in accordance with this Clause 8 (Mandatory Prepayment):

(a)

Disposal Proceeds. If the Borrower through one transaction or a series of related transactions receives any cash payments or proceeds (and the fair market value of all non-cash consideration (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise)) pursuant to the sale, disposition or transfer of any assets or properties (except for a Permitted Disposal), such proceeds less any taxes, costs and expenses properly incurred and payable by the Borrower in connection with such sale, disposition or transfer shall be deposited into the applicable Proceeds Accounts for application for mandatory prepayment on the immediately following Interest Payment Date.

(b)

Public Equity Issuance Proceeds. If the Borrower receives any amount (in the form of cash and the fair market value of all non-cash consideration) in respect of any Public Equity Issuance, such amount less any taxes, costs and expenses properly incurred and payable by the Borrower in connection with that Public Equity Issuance shall be deposited into the applicable Proceeds Accounts for application for mandatory prepayment on the immediately following Interest Payment Date

For the purpose of this Clause 8.1(b), “Public Equity Issuance” means any issuance or sale by the Borrower of any of the share capital or of any Equity Interests for the share capital of the Borrower, if the equity or capital contribution or the consideration for that sale or issuance derives directly or indirectly from any offer or sale constituting a public offering under the securities laws of the relevant jurisdiction after the date of this Agreement in which either or both retail and institutional investors are eligible to buy any share capital or Equity Interests for share capital of that Borrower.

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(c)

Debt Issuance Proceeds. If the Borrower receives any cash (and in the case of any non- cash consideration including by way of set-off, the monetary value thereof) as a result of incurring any Financial Indebtedness after the Signing Date except for any Permitted Indebtedness, such amount less any taxes, costs and expenses properly incurred and payable by the Borrower in connection with that indebtedness shall be deposited into the applicable Proceeds Accounts for application for mandatory prepayment on the immediately following Interest Payment Date. In case such amount is to be used in prepaying the whole or any part of the Loans, such prepayment shall be deemed to be a voluntary prepayment under Clause 7.3 (Voluntary prepayment of the Loan) and the applicable Prepayment Charge shall be applicable on the Tranche A Loan, the Tranche B Loan and the Tranche C Loan.

(d)

Equity Issuance or Shareholder Loan Proceeds. If the Borrower receives any amount as a result of issuing or selling any of the share capital or of any Equity Interests for the share capital of the Borrower directly or indirectly to the DutchCo or the Sponsor (except for the purpose of the Squeeze Out, the Intercompany Loan and/or the Permitted Administrative Payments), such amount less any taxes, costs and expenses properly incurred and payable by the Borrower in connection with such incurrence of direct or indirect debt, or issuance or sale of the share capital or Equity Interests for the share capital of the Borrower shall be deposited into the applicable Proceeds Accounts for application for mandatory prepayment on the immediately following Interest Payment Date.

(e)

Distribution Proceeds. If the Borrower receives any proceeds of Distribution from the Company or any payment, prepayment or repayment of any sums due under the Intercompany Loan Agreement (except for such amounts received under the Intercompany Loan Agreement which shall be used for the purpose of Squeeze Out), such proceeds and/or sums less any taxes, costs and expenses properly incurred and payable by the Company in connection with making or distributing the Distribution or the payment, prepayment or repayment under the Intercompany Loan Agreement shall be deposited into the applicable Proceeds Accounts for application for mandatory prepayment on the immediately following Interest Payment Date. For the avoidance of doubt, any tax amounts paid or payable by the Company to the Borrower for the purpose of filing a consolidated tax return for the Group shall not be deemed to be a Distribution for the purpose of this Agreement.

8.2	Application of Mandatory Prepayment

(a)	Subject to Clause 8.2(c) below, a mandatory prepayment made under Clauses 8.1 (a), (b), (c) and (d) shall be applied in the following order:

	(i)	first, in prepayment of the Loans due and payable within twelve (12) Months from the date on which such prepayment is made and interest accrued thereon; and

(ii)

secondly, in prepayment of the remaining Loans pro rata among the Tranche A Facility Loan, the Tranche B Facility Loan and the Tranche C Facility Loan and interest accrued thereon in inverse order of maturity, as applicable.

(b)	Subject to Clause 8.2(c) below, a mandatory prepayment made under the Clause 8.1(e) shall be applied in the following order:

	(i)	first, in prepayment of the Tranche B Facility Loan in full and interest accrued thereon;

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(ii)	secondly, in prepayment of the Tranche A Facility Loan due and payable within twelve (12) Months from the date on which such prepayment is made and interest accrued thereon; and

(iii)	thirdly, in prepayment of the remaining Loans pro rata among the Tranche A Facility Loan and the Tranche C Facility Loan and interest accrued thereon in inverse order of maturity, as applicable.

(c)

The Borrower may, with notice to the Facility Agent, reserve an amount in the KRW Proceeds Account or the USA Proceeds Account, as applicable, equal to the aggregate of the interest payments for the Loans accruing and/or falling due within twelve (12) Months from the date on which the mandatory prepayment is made.

(d)	No amount may be withdrawn or transferred from the KRW Proceeds Account or the USD Proceeds Account, as applicable except;

	(i)	to make the prepayment and/or applications required under this Clause 8.2 or as otherwise permitted under this Agreement; or

	(ii)	with the prior consent of the Majority Lenders.

9.	INTEREST AND CHANCES TO THE CALCULATION OF INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Base Rate.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date.

9.3	Default interest

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is (in the case of such Unpaid Sum being the principal of any Loan or any interest payable thereon) equal to the rate would otherwise be applicable to such Loan on such due date plus five per cent (5%) and (in the case of such Unpaid Sum being any and all other amounts due and payable) equal to the highest interest then applicable to any Loan on such due date plus five per cent (5%).

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.5	Market Disruption

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of

(i)	the applicable Margin; and

(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonable select. In this Agreement, "Market Disruption Event" means:

SENIOR FACILITIES AGREEMENT	Page 18

(i)

at or about 3:00 p.m., on the Interest Determination Date for the relevant Interest Period, the Base Rate is not capable of being determined in accordance with the definition of Base Rate or is zero or negative; or

(ii)

before the close of business in Seoul on the Interest Determination Date for the relevant Interest Period, the Facility Agent receives notifications from two or more Lenders (whose participations in a Loan exceed 50% of that Loan) that the cost to it of funding its participation in the relevant Loan would be in excess of the Base Rate.

9.6	Substitute basis of interest of funding

(a)

If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any substitute basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Majority Lenders holding such Loan be binding on all Parties hereto.

(c)

For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty (30) day period, the rate of interest shall continue to be determined in accordance with Clause 9.4(a). If a Market Disruption Event ceases to be continuing, the rate of interest on a Loan shall revert to the rate calculated in accordance with Clause 9.1 (Calculation of Interest) on the first day of the next Interest Period.

10.	INTEREST PERIODS

10.1	Interest Periods

(a)	Subject to paragraphs (b) and (d) below, the Interest Period for a Loan shall be three (3) Months.

(b)	An Interest Period for a Loan shall not extend beyond the Final Repayment Date applicable to such Loan.

(c)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if a Loan has already been made) on the last day of the preceding Interest Period of the Loan.

(d)

The initial Interest Period for a Loan which is not made on the Initial Utilisation Date shall commence on the relevant Utilisation Date and end on the last day of then current Interest Period in effect for a Loan and each subsequent Interest Period for such Loan shall commence on the last day of the immediately preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	FEES

11.1	Upfront fee

The Borrower shall pay to each Lender an upfront fee in the amount and at the times agreed in a Fee Letter.

11.2	Arrangement fee

The Borrower shall pay to the Mandated Lead Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

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11.3	Facility Agent fee and Security Agent Fee

The Borrower shall pay to the Facility Agent (for its own account) a facility agent fee and a security agent fee in the amount and at the times agreed in a Fee Letter.

11.4	Commitment fee

(a)

The Borrower shall pay to the Facility Agent, for the account of the Lender providing the Tranche C Facility, a fee computed at the rate of 0.30 per cent. per annum on such Lender’s Available Commitment for the period commencing on Initial Utilisation Date and ending on the last day of the Availability Period applicable.

(b)

The accrued commitment fee is payable on the last day of each Interest Payment Date which ends during the Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Tax definitions

(a)	In this Clause 12:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)

All payments to be made by the Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)

If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

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12.3	Tax indemnity

(a)

Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within fifteen (15) Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

	(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party by the jurisdiction in which such Finance Party is incorporated;

(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party by the jurisdiction in which its Facility Office is located; or

	(iii)	the extent that such loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Facility Agent.

12.4	Tax credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)

within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

12.6	Indirect tax

(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

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(b)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Borrower shall, within ten (10) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms "law" and "regulation" in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, liquidity, reserve assets or Tax.

(b)

If at any time the Borrower is required to pay any additional amount to a Lender pursuant to the paragraph (a) above, then the Borrower, on ten (10) Business Days’ prior written notice to the Facility Agent and such Lender, may request that Lender to (and that Lender shall) transfer all (and not part only) of its rights and obligations under the relevant Finance Documents (on terms that are agreeable to that Lender and at the cost of the Borrower) to another Lender or to another bank or financial institution that is selected by the Borrower and that confirms its willingness to assume and does assume all the obligations of that Lender.

(c)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in the Loan or Unpaid Sum.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied);

SENIOR FACILITIES AGREEMENT	Page 22

(c)	attributable to the wilful breach by the relevant Finance Party of any law or regulation; or

(d)	such Increased Cost is attributable to a change to any law or regulation relating to the Credit Guarantee Fund Contribution.

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), including:

(i)

providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

	(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

15.1	Other indemnities

The Borrower shall, within ten (10) Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by the Borrower being misleading and/or deceptive in any material respect;

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(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of gross negligence or wilful misconduct of that Finance Party); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.2	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.3	Indemnity to the Secured Parties

The Borrower shall promptly indemnify the Secured Parties against any cost, loss or liability incurred by any of them as a result of:

(a)	the taking, holding, protection or enforcement of the Transaction Security;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Secured Parties by the Finance Documents or by law; and

(c)	any default by the Borrower or a member of the Group in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within ten (10) Business Days of demand, pay the Administrative Parties or the relevant Finance Parties:

(a)

the amount of all costs and expenses (including, but not limited to, legal fees of counsel selected by the Mandated Lead Arranger in consultation with the Sponsor, travel, due diligence, financing feasibility report by third party consulting firm, appraisal of real estate and out-of-pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, execution, syndication and perfection of:

	(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

	(ii)	any other Finance Documents executed after the date of this Agreement; and

(b)	any other expenses or fees incurred arising out of or relating to any transactions agreed by the Borrower, the Sponsor and the Finance Parties.

Provided however, the Borrower shall only be responsible for such costs and expenses up to the aggregate amount of KRW 160,000,000 (including Indirect Taxes).

SENIOR FACILITIES AGREEMENT	Page 24

Reasonable evidence of such costs and expenses shall be provided to the Borrower.

16.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within ten (10) Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Facility Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Borrower shall, within ten (10) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by and against a Secured Party as a consequence of taking or holding the Transaction Security or enforcing these rights. Reasonable evidence of such costs and expenses shall be provided to the Borrower.

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of Korea.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document, are legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents is not and will not be in conflict which has or is reasonably likely to have a Material Adverse Effect with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence; and

(c)	for it to carry on their business, have been obtained or effected and are in full force and effect.

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17.6	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.7	No filing or stamp taxes

It is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for stamp taxes in a nominal amount that are payable on each copy or counterpart of the Finance Documents that are executed in Korea.

17.8	No default

(a)	No Event of Default is continuing or is expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has, or could be reasonably be expected to have, a Material Adverse Effect.

17.9	Information

(a)

Except as otherwise disclosed by the Borrower to the Facility Agent prior to the date of this Agreement, it is not aware of any untrue statement of any material fact it made, or of any omission of any material fact from any of the information it provided.

(b)

All other factual information provided in writing by or on behalf of the Borrower or any member of the Group to any Finance Party is true and complete in all materials respects as at the date such information is provided or as at the date (if any) at which it is stated, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information, in light of the circumstances in which such information is provided, not misleading in any material respect. For the avoidance of doubt, any information or data relating to budgets, forecasts and other business or financial projections and all other forward-looking information in relation to the Borrower that may have been provided by the Borrower or its representatives shall not be viewed as facts or a guarantee of performance or achievement of any particular results.

17.10	Financial statements

(a)

The financial statements most recently supplied by it to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied.

(b)

The financial statements most recently supplied by it to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view and represent financial condition and operations of the Group during the relevant financial year.

(c)

There has been no material adverse change in the business or financial condition of the Group since the date of the Original Financial Statements, except as otherwise noted in the financial statements.

17.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

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17.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or threatened against it or any of its Subsidiaries which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

17.13	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions of Utilisation) or paragraph (e) of Clause 18.3 (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

17.14	Security

No Security exists over all or any of its assets other than any Security permitted under Clause 20.4 (Negative Pledge).

17.15	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

17.16	Transaction Security

Each Security Document to which it is a party validly creates the Security which is expressed to be created by that Security Document.

17.17	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

17.18	Legal and beneficial owner

It is the legal owner and beneficial owner of the assets subject to the Transaction Security (as applicable).

17.19	Insolvency

(a)	It is able to meet its obligations as they fall due, and it does not or has not admitted any inability to pay its debts as they fall due or has suspended making payments on any of its debts.

(b)	No moratorium has been declared in respect of any of the indebtedness of the Borrower.

(c)	None of the events referred to in Clause 21.7 (Insolvency proceedings) has occurred nor been threatened in relation to the Borrower.

17.20	Taxation

(a)

It has paid and discharged all material Taxes imposed upon it or any of its assets within the time period allowed without incurring penalties, save to the extent that (a) payment of such Taxes is being contested in good faith and (b) it has maintained reserves (that are, in its good faith determination, adequate) for such Taxes.

(b)	It has not materially overdue in the filing of any Tax returns where late filing will result in the imposition of any material fine, penalty or liability on it.

(c)

No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes, such that a material liability of or claim against it is reasonably likely to arise or become outstanding except for any such claim or investigations that are being or will be contested in good faith and in respect of which it (or the Borrower) is entitled to full indemnification.

17.21	Group structure

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(a)	The Sponsor owns all of the issued shares in the DutchCo, which have been validly issued and fully paid.

(b)	The DutchCo owns all of the issued units in the Borrower, which have been validly issued and fully paid, free and clear of any Security (other than the Security created under the Security Documents).

(c)

The Borrower owns at least 13,560,157 shares, representing at least 99.66% of the total issued and outstanding shares of the Company, which have been validly issued and fully paid, free and clear of any Security (other than the Security created under the Security Documents).

17.22	Account

Other than the Proceeds Accounts and the Operating Accounts, no account has been opened and maintained by the Borrower.

17.23	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request, Utilisation Date and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Facility Agent:

(a)

as soon as the same become available, but in any event within 120 days after the end of each of the financial years of the Company, its audited and consolidated financial statements for that financial year;

(b)

as soon as the same become available, but in any event within 90 days after the end of the first half of each of the financial years of the Company, its reviewed and consolidated financial statements for that financial half-year; and

(c)

concurrently with any delivery of financial statements referred to in Clause 18.1(a), a certificate signed by the chief financial officer or the most senior officer of the Borrower setting out the computations as to compliance with Clause 19 (Financial covenants) substantially in the form of Schedule 7 (Form of Compliance Certificate) as at the date which, or as the case may be, in respect of the period for which those financial statements were drawn up and confirming that, as at the date at which those financial statements were drawn up, no Default is continuing (or if a Default is continuing specify that Default and the steps being taken to remedy it).

18.2	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (a)(Financial statements) shall be certified by a director of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.3	Information: miscellaneous

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The Borrower shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

(a)	all documents despatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, any material claims which Borrower has against any of its insurers;

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request; and

(e)	promptly, notice of any change in authorised signatories of the Borrower accompanied by specimen signatures of any new authorised signatories.

18.4	Notification of default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by its representative director or senior officer certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.5	Auditors and financial year end

(a)	The Borrower shall ensure that the auditors for the Borrower and the Company are independent public accountants of recognized international standing.

(b)	The Borrower may, or procure the Company to, change its financial year end with a 30 day’s prior notice to the Facility Agent.

19.	FINANCIAL COVENANTS

19.1	Financial condition

The Borrower shall, based on the latest audited annual consolidated financial statement of the Borrower for the financial year end applicable to the Company, ensure that

(i)

Leverage Ratio: in respect of any Relevant Period, the ratio of (x) Net Debt on the last day of that Relevant Period to (y) EBITDA in respect of that Relevant Period set out in column (1) of the table below (the "Leverage Ratio") will not exceed the ratio set out in column (2) of the table below opposite that Relevant Period; and

(ii)

Debt Service Coverage Ratio: in respect of any Relevant Period set out in column (1) of the table below, the ratio of (x) EBITDA plus beginning cash balance minus Capital Expenditure minus Taxes, in respect of that Relevant Period to (y) Debt Service in respect of that Relevant Period (the “Debt Service Coverage Ratio”) will not be less than the ratio set out in column (3) of the table below.

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Column (1) Relevant Period	Column (2) Leverage Ratio	Column (3) Debt Service Coverage Ratio
The financial year applicable to the Company which ends in 2013 or 2014	3.5:1	1.1:1
The financial year applicable to the Company which ends in 2015, 2016 or 2017	3.0:1	1.1:1

19.2	Financial covenants definitions

In this Clause 19.1 and other provisions of this Agreement:

"Borrowings" means, at the relevant time, any interest bearing indebtedness as shown on the balance sheet of the relevant audited consolidated financial statements of the Borrower (including finance leases).

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, is treated as capital expenditure. “Debt Service” means, for any Relevant Period, the sum of (i) the aggregate amount of all regularly scheduled payments of principal of Financial Indebtedness (including the capital element of any amount payable in respect of any capital or finance lease) during such period; and (ii) the aggregate amount of Interest Expense.

“EBITDA” means, for any Relevant Period, Profits Before Interest and Tax for such Relevant Period before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets (and for the avoidance of doubt, to the extent that such amortisation or depreciation is deducted when calculating such Profits Before Interest and Tax, such amortisation or depreciation should be added back).

“Interest Expense” means, for any Relevant Period, the aggregate amount of interest and other finance charges paid or capitalized during such period in respect of Financial Indebtedness, including (i) the interest element of leasing and hire purchase payments; and (ii) any commission, discounts, fees or costs that have the same economic effect as if they were interest or are otherwise treated by GAAP as interest.

“Net Debt” means, at any time, the Total Debt minus cash and cash equivalents as shown in the audited consolidated financial statements of the Borrower.

“Profits Before Interest and Tax” means, for any Relevant Period, the consolidated net operating income reflected in the audited consolidated financial statements of the Borrower in respect of such Relevant Period before (i) any provision on account of taxation as determined under GAAP; (ii) any interest, commission, discounts or other fees incurred or payable in respect of any Borrowings; (iii) any interest received or receivable as determined under GAAP; and (iv) any items treated as exceptional or extraordinary items all as shown in or determined from the Borrower’s audited consolidated financial statements.

“Relevant Period” means each financial year of the Company for accounting purposes.

“Total Debt” means, at any time, the aggregate amount of all Borrowings.

19.3	Financial testing

The financial covenants set out in this Clause 19 shall be calculated in accordance with GAAP and tested on an annual basis by reference to the audited consolidated financial statement of the Borrower for the financial year end applicable to the Company and accompanied by a compliance certificate, delivered pursuant to Clause 18.1 (Financial statements) beginning with the financial statements for the period ending on the end of fiscal year of 2013.

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20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Pari passu ranking

The Borrower shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Negative pledge

(a)	The Borrower shall not, and procure the Company not to, create or permit to subsist any Security over any of its respective assets.

(b)	Paragraph (a) above do not apply to:

(i)

any netting or set-off arrangement entered into in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and in the ordinary course of its banking activity;

(ii)

any lien arising by operation of law and in the ordinary course of business provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

	(iii)	any encumbrances to be provided by the Company securing the Financial Indebtedness of the Company as permitted under Clause 20.10 (c)(y);

	(iv)	any encumbrances securing the Existing Loan which shall be fully discharged by the date two (2) Business Days from the First Utilisation Date;

	(v)	any Transaction Security; and

	(vi)	any Security permitted by the Facility Agent.

20.5	Disposals

The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer or otherwise dispose of any asset, except for any Permitted Disposal.

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20.6	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction except for the merger of the Borrower and the Company, provided that;

(i)

prior to or on the date of the merger, the direct Holding Company of the Surviving Entity enters into new security documents (or amend the existing Security Documents), to the extent necessary or as requested by the Security Agent to provide for the same level and type of security as was granted to the Secured Parties, prior to the merger mutatis mutandis;

(ii)	the relevant parties to such merger, provide the Facility Agent with at least 30 days prior notice of the occurrence of the merger; and

(iii)	promptly upon the completion of the merger, the surviving entity of such merger delivers a notice thereof to the Facility Agent.

For the purposes of this Clause 20.6, “Surviving Entity” means the entity which is surviving following the merger of the Borrower and the Company, as the case may be.

20.7	Change of business

The Borrower shall not substantially change the general nature of its business from that carried on at the date of this Agreement except for business which is related, incidental or similar to the business of the Group.

20.8	Acquisitions

(a)	The Borrower shall not acquire any company, business, assets or make any investment or incorporate a company or corporation.

(b)	Paragraph (a) above does not apply to:

	(i)	the investment of surplus cash in Approved Treasury Investments;

	(ii)	any acquisition by the Borrower pursuant to the Squeeze Out; or

	(iii)	any other acquisition as approved by the Majority Lenders (which consent shall not be unreasonably withheld, conditioned or delayed).

20.9	Loans and guarantees

Except for the Intercompany Loan, the Borrower shall not make any loans, grant any credit or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person unless prior written consent has been obtained from the Majority Lenders (which consent shall not be unreasonably withheld, conditioned or delayed).

20.10	Financial Indebtedness

(a)	The Borrower shall not incur any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Permitted Indebtedness.

(c)

The Borrower shall procure that the Company does not incur any Financial Indebtedness except for the Financial Indebtedness (x) incurred under the Intercompany Loan Agreement, and (y) incurred or any arrangement entered into entitling the Company to incur any Financial Indebtedness in the ordinary course of business in an aggregate amount not exceeding KRW 10,000,000,000 at any time.

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20.11	Distributions

The Borrower shall not:

(i)	declare, make or pay any Distribution;

(ii)

pay any management, advisory or other fee to or to the order of the DutchCo or any other indirect unitholders of the Borrower (including the Sponsor) without prior written consent from the Majority Lenders (which consent shall be given in their sole reasonable discretion); or

(iii)	redeem, reduce, repurchase, defease, retire or repay any of the Borrower’s share capital or resolve to do so,

Provided however and to the extent permitted under the applicable law, the Borrower shall procure that the Company makes a Distribution to the Borrower to enable the Borrower to discharge its obligations to the Finance Parties under this Agreement.

20.12	Preservation of Assets

The Borrower shall maintain and preserve all of its assets that are reasonably necessary or desirable, for the conduct of its business, in good working order and condition, ordinary wear and tear excepted.

20.13	Access

The Borrower shall on request of the Facility Agent, provide the Facility Agent and Security Agent with any information the Facility Agent or Security Agent may reasonably require about that company's business and affairs, the Charged Property and its compliance with the terms of the Security Documents.

20.14	Further assurance

(a)

The Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security created or intended to be created under or evidenced by the Security Documents or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

	(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)

The Borrower shall take all such action as is reasonably available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)

If any assets are acquired by the DutchCo and/or the Borrower after the Initial Utilisation Date and such assets are required to be subject to the Transaction Security in accordance with the applicable Security Document, the Borrower shall cause such assets to be subjected to the Security Document to which such assets are related and will take, such actions as shall be necessary or requested by the Security Agent to grant and perfect such Transaction Security consistent with the applicable requirements of the applicable Security Documents (including, where appropriate, by execution of a supplement to an applicable Security Document in the form required under such Security Document or, to the extent, requested by the Security Agent, execution of a new Security Document in form and substance satisfactory to the Security Agent) all at the expense of the Borrower.

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20.15	Taxation

The Borrower shall pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	payment of such Taxes is being contested in good faith; and

(b)	reserves (that are determined by the Borrower in good faith to be adequate) are being maintained for such Taxes.

20.16	Books and records, access

The Borrower shall:

(a)	maintain books, accounts and records (with respect to itself and its business) in good order; and

(b)

permit each of the Lenders and/or accountants, agents, representatives and/or other professional advisers of the Lenders free access at all reasonable times and on reasonable notice (after consultation with the Borrower) to:

	(i)	inspect and take copies and extracts from the books, accounts and records of the Borrower;

	(ii)	view any physical assets which are the subject of any Transaction Security;

	(iii)	access and inspect the premises of the Borrower; and

	(iv)	meet and discuss matters with officers and senior management of the Borrower,

and in each case where any of the foregoing rights are exercised at any time during the continuance of an Event of Default, the Borrower shall, as soon as reasonably practicable and in any event within ten (10) Business Days of demand on the Borrower, pay (and/or reimburse the Lenders against) any and all costs and expenses of such accountants, agents and/or other professional advisers of the Lenders properly incurred in connection with any or all of the foregoing (and, for the avoidance of doubt, if the foregoing rights are exercised at a time when no Event of Default is continuing, the Borrower shall not have any obligation to pay or reimburse the Lenders against any such costs or expenses).

20.17	Arm’s length basis

The Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for transactions in the ordinary course of business at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s length basis from unrelated third parties.

20.18	Post-Closing Covenant

The Borrower shall procure the Company to make Distributions or the DutchCo or the Sponsor to make equity contributions, in either case, in the amount no less than the Tranche B Loan within twelve (12) Months from the Initial Utilisation Date.

20.19	Holding company

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(a)	The Borrower shall not carry on any business, own any assets, create any Security or incur or discharge any liability other than:

	(i)	holding issued and outstanding shares in the Company;

	(ii)	acquiring shares in the Company by way of Squeeze Out to the extent permitted under this Agreement;

	(iii)	incurring liabilities and granting Security pursuant to the Finance Documents; or

	(iv)	activities expressly contemplated by the Finance Documents.

(b)	The Borrower shall not establish or acquire any asset, interest in any entity or any direct Subsidiary other than the Company, unless expressly agreed by the Majority Lenders’ prior written consent.

20.20	Bank Account

(a)

The Borrower shall not open or maintain any account with any bank or other financial institution except for the Proceeds Accounts, the Operating Accounts and any other account(s) as permitted by the Security Agent and is opened and maintained with the Security Agent.

(b)

The Borrower shall ensure that all amounts to be received by it or for its account are deposited into the Proceeds Accounts, in accordance with the terms and conditions of this Agreement; provided, that any amounts comprised of the following (the “Other Amounts”) may be deposited directly into an Operating Account at the Borrower’s discretion: (w) amounts received from the Company, or any other entity that forms part of the Borrower’s Tax group for purposes of the Borrower’s consolidated Tax return, related to Tax obligations, part of which is to be paid to any relevant taxing authority, (x) the refund of any and all Taxes, including Indirect Taxes, paid, or withheld on the Borrower’s behalf by a withholding agent, (y) the refund of any administrative (or related) payments, including deposits and upfront retainers, made by Borrower and (z) the reimbursement of any expenses incurred by the Borrower. In case any of the Other Amounts are deposited into the Proceeds Account, the Borrower may withdraw such amounts without the consent of the Lenders by providing a written notice of such details to the Facility Agent.

(c)

The Borrower may withdraw from the Proceeds Accounts, any amount standing to the credit of that account and apply that amount only for the purposes contemplated and permitted in this Agreement (including the Permitted Administrative Payments) or for any other purpose approved by the Majority Lenders, provided that the Borrower shall provide reasonable evidence to the Facility Agent only in the case of withdrawal for payment of Tax, Indirect Tax or any other amounts payable by the Borrower as required under applicable law.

(d)

The Borrower irrevocably authorizes the Facility Agent to withdraw from the KRW Proceeds Account or the USD Proceeds Account, as applicable, any amount standing to the credit of that account and apply that amount for the purposes contemplated in this Agreement or for any other purpose approved by the Majority Lenders.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 21 (other than Clause 21.17 (Acceleration)) is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

SENIOR FACILITIES AGREEMENT	Page 35

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Other obligations

(a)	The Borrower or the DutchCo does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 21.1 (Non- payment)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Facility Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

(a)

Any representation or statement made or deemed to be made by the Borrower or the DutchCo in the Finance Documents or any other document delivered by or on behalf of the Borrower or the DutchCo under or in connection with any Finance Document to which it is a party is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default will occur under this Clause 21.4 if, in the opinion of the Facility Agent (acting reasonably) the circumstance which was misrepresented is capable of being remedied and is remedied (in the opinion of the Facility Agent, acting reasonably) within 10 Business Days of either the Facility Agent giving notice to the Borrower, or the Borrower becoming aware of, that misrepresentation (whichever is earlier).

21.5	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)

No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than KRW 1,000,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)

A member of the Group is or is deemed to or declared for the purpose of the Bankruptcy Law to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Secured Parties) with a view to rescheduling any of its indebtedness.

SENIOR FACILITIES AGREEMENT	Page 36

(b)	The value of the assets of any member of the Group is less than its liabilities for the purpose of the Bankruptcy Law on a going concern basis.

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken (in the case of a frivolous and vexatious involuntary action, proceeding or procedure unless discharged within thirty (30) days) in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision, rehabilitation or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(b)	the designation of the Borrower or any member of the Group as a failing company under the Corporate Restructuring Promotion Act of Korea;

(c)	a composition or arrangement with any creditor of any member of the Group (other than the Secured Parties);

(d)

the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(e)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

21.8	Creditors' process

Any expropriation, (provisional) attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of more than KRW 1,000,000,000 (provided that, in the case of a provisional attachment is not discharged, stayed or dismissed within thirty (30) days).

21.9	Unlawfulness

It is or becomes unlawful for the Borrower, the DutchCo or the Sponsor to perform any of its material obligations under the Finance Documents to which it is a party or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

21.10	Repudiation

The Borrower or the DutchCo repudiates a Finance Document to which it is a party or any of the Transaction Security.

21.11	Cessation of business

The Group suspends or ceases to carry on all or a material part of its respective business.

21.12	Audit Qualification

The auditor’s report of the financial statements supplied to the Facility Agent pursuant to this Agreement contains a disclaimer of opinion (의견거절(Uigyeon-geojol) in Korean) or adverse opinion (부적정의견(Bujeokjung-uigyeon) in Korean).

21.13	Clearing house suspension

Seoul Clearing House suspends or ceases to carry on any current account transaction of any member of the Group due to the final dishonor of any of its bill (최종부도 (Cheoijong-budo)).

SENIOR FACILITIES AGREEMENT	Page 37

21.14	Expropriation

All or any material part of the assets of any member of the Group are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any Governmental Agency.

21.15	Transaction Security

(a)	The Borrower or the DutchCo fails to perform or comply with any of the obligations assumed by it in the Security Documents to which it is a party.

(b)	At any time any of the Transaction Security is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective.

(c)	At any time, any of the Transaction Security fails to have first ranking priority or is subject to any prior ranking or pari passu ranking Security.

21.16	Material adverse change

Any event or circumstance occurs which the Majority Lender reasonably determines has a Material Adverse Effect.

21.17	Acceleration

(a)	On the occurrence of an Event of Default under Clause 21.7 (Insolvency proceedings) or Clause 21.13 (Clearing house suspension):

	(i)	the Commitments shall immediately be cancelled;

	(ii)	all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall be immediately due and payable; and

(iii)

the Facility Agent may, and shall if so directed by the Majority Lenders, exercise, or direct the Security Agent to exercise, any or all of its rights, remedies and powers under any of the Finance Documents.

(b)

On and at any time after the occurrence of an Event of Default (other than under Clause 21.7 (Insolvency proceedings) or Clause 21.13 (Clearing house suspension)) which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

	(i)	without prejudice to the participations of any Lenders in the Loans then outstanding cancel the Commitments, whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

	(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

	(iv)	exercise, or direct the Security Agent to exercise, any or all of its rights, remedies and powers under any of the Finance Documents.

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22.	CHANGES TO THE PARTIES

22.1	Transfers by the Lenders

Subject to this Clause 22, a Lender (the "Existing Lender") may transfer any of its rights and obligations under the Finance Documents, with written notice to the Borrower, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

22.2	Further Obligations; Transfer fees and costs

Notwithstanding any provision of this Agreement to the contrary, the Borrower shall not be responsible for any costs or additional financial obligations (other than those provided in the Finance Documents) incurred or to be incurred in connection with, or arising out of, any assignment or transfer by a Lender (including but not limited to any costs or fees related to the transfer of any related Transaction Security) other than due to a cause attributable to the Borrower.

22.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

	(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

	(ii)	the financial condition of the Borrower;

	(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

	(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 22; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.4 Procedure for transfer

(a)

A transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate (on behalf of the Finance Parties and the Borrower in accordance with paragraph (c)) below and affix a fixed date stamp on such Transfer Certificate).

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(b)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents and in respect of the Transaction Security the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)

each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)

the Facility Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been the Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv) the New Lender shall become a Party as a "Lender" and entitled to the benefits of any other Finance Document entered into by the Facility Agent and/or Security Agent on behalf of the Lenders.

(c)	For the purpose of any transfer pursuant to this Clause:

(i)

each of the Finance Parties (other than the Facility Agent) and the Borrower irrevocably appoints the Facility Agent as its attorney-in-fact with full power and authority on its behalf and in its name to execute any Transfer Certificate (appearing on its fact to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement);

(ii)

each Lender hereby irrevocably appoints the Facility Agent as such Lender’s attorney-in-fact with full power and authority on its behalf and in its name to deliver any Transfer Certificate (to which it is a party) to the Borrower; and

(iii)

the Borrower hereby irrevocably appoints the Facility Agent as its attorney-in- fact with full power and authority on its behalf and in its name to take all actions as may be necessary in order to effect any transfer by any Lender in accordance with Clause 22.

(d)

The procedure set out in this Clause 22.4 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

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22.5	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate (in contents and delivery certified mail).

22.6	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant transfer to such New Lender.

22.7	Exclusion of Facility Agent's liability

In relation to any transfer pursuant to this Clause 22, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

22.8	Transfers by the Borrower

The Borrower may not transfer any of its rights or obligations under any Finance Document, except with the prior written consent of all the Lenders. For the avoidance of doubt, a merger between the Borrower and the Company shall not constitute a transfer or rights or obligations under the Finance Documents for the purpose of this Clause 22.8.

23.	DISCLOSURE OF INFORMATION

Any Finance Party may deliver copies of the Finance Documents and/or disclose any information received by it under or pursuant to any Finance Document or any other information about the Borrower, the Group and the Finance Documents as that Finance Party shall consider appropriate to:

(a)	its head office and any other branch;

(b)	any other Finance Party;

(c)	any of its professional advisers and any other person providing services to it (provided that such person is under a duty of confidentiality, contractual or otherwise, to such Finance Party);

(d)	the Borrower;

(e)	any person permitted by the Borrower;

(f)	any person to the extent required for the purpose of any litigation, arbitration or regulatory proceedings or procedure;

(g)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(h)	any other person:

(i) to (or through) whom that Lender transfers (or may potentially transfer) all or any of its rights and obligations under this Agreement; or

(ii)

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility, this Agreement, the Borrower or any member of the Group.

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This Clause supersedes any previous agreement relating to the confidentiality of such information.

24.	ROLE OF THE FACILITY AGENT

24.1	Appointment of the Facility Agent

(a)	Each of the other Finance Parties (other than the Security Agent) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the other Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(d)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement it shall promptly notify the other Lenders.

(e)

The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature. The Facility Agent shall have no other duties save as expressly provided for in the Finance Documents.

(f)	The Facility Agent shall promptly forward to the Security Agent a copy of all notices issued pursuant to Clause 21.18 (Acceleration).

24.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.4	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.5	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

	(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

SENIOR FACILITIES AGREEMENT	Page 42

(ii)

any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

24.6	Majority Lenders' instructions

(a)

Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.7	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Facility Agent shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)

the Facility Agent having taken or having omitted to take any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by the Facility Agent's gross negligence or wilful misconduct; or

SENIOR FACILITIES AGREEMENT	Page 43

(ii)

any delay in the crediting to any account of an amount required under the Finance Documents to be paid by the Facility Agent, if the Facility Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for the purpose of such payment.

(b)

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

24.8	Lenders' indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.9	Resignation of the Facility Agent

(a)

The Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent from among the Lenders.

(b)

If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (a) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent (being a reputable bank or other financial institutions experienced in the type of transactions contemplated under this Agreement).

(c)

The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(d)	The Facility Agent's resignation notice shall take effect only upon the appointment of a successor in accordance with this Clause 24.9.

(e)

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(f)	The Facility Agent shall not be required to resign unless there is any gross negligence or wilful misconduct committed by the Facility Agent.

24.10	Confidentiality

(a)

In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate legal person from any other of its branches, divisions or departments.

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(b)

If information is received by another branch, division or department of the legal person which is the Facility Agent, it may be treated as confidential to that branch, division or department and the Facility Agent shall not be deemed to have notice of it.

24.11	Relationship with the Lenders

(a)

Subject to Clause 27.2 (Distributions by the Facility Agent), the Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Each Secured Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as security agent. Each Lender shall deal with the Security Agent exclusively thorough the Facility Agent and shall not deal directly with the Security Agent.

24.12	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.13	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.	ROLE OF SECURITY AGENT

25.1	Duties and responsibilities

Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

25.2	Security Agent's Instructions

The Security Agent shall:

(a)

unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Facility Agent and shall be entitled to assume that (i) any instructions received by it from the Facility Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Facility Agent have not been revoked;

(b)

be entitled to request instructions, or clarification of any direction, from the Facility Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(c)

be entitled to, carry out all dealings with the Lenders through the Facility Agent and may give to the Facility Agent any notice or other communication required to be given by the Security Agent to the Lenders.

25.3	Security Agent's Actions

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Subject to the provisions of this Clause 25:

(a)

the Security Agent may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)

at any time after receipt by the Security Agent of notice from the Facility Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Facility Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

25.4	Security Agent's Discretions

The Security Agent may:

(a)

assume (unless it has received actual notice to the contrary in its capacity as Security Agent for the Secured Parties) that (i) no Default has occurred and no member of the Group is in breach of or default under its obligations under any of the Finance Documents; and (ii) any right, power, authority or discretion vested in any person has not been exercised;

(b)

if it receives any instructions or directions from the Facility Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)

engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)

rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or the Borrower, upon a certificate signed by or on behalf of that person; and

(e)

refrain from acting in accordance with the instructions of the Facility Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

25.5	Security Agent's Obligations

The Security Agent shall promptly inform the Facility Agent of:

(a)	the contents of any notice or document received by it in its capacity as Security Agent from the Borrower under any Finance Document; and

(b)

the occurrence of any Default or any default by the Borrower in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.

25.6	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by the Borrower of its obligations under any of the Finance Documents;

SENIOR FACILITIES AGREEMENT	Page 46

(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)

be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, the Borrower.

25.7	Exclusion of Security Agent's liability

The Security Agent is not responsible or liable for:

(a)

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security;

(c)

any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Facility Agent or otherwise, unless directly caused by its gross negligence or wilful misconduct;

(d)

the exercise of, or the failure to exercise, any judgement, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.

25.8	No proceedings

No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent may rely on this Clause.

25.9	Own responsibility

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has at all times been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

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(b)

the legality, validity, effectiveness, adequacy and enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(c)

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any other person or any of their respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

25.10	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)

take, or to require any of member of the Group to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

25.11 Insurance by Security Agent

(a)

The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Agent has failed to do so within fourteen (14) days after receipt of that request.

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25.12	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title that the Borrower or the DutchCo may have to any of the Charged Property and shall not be liable for or bound to require the Borrower or the DutchCo to remedy any defect in its right or title.

25.13	Refrain from Illegality

The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

25.14	Business with the Group

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of member of the Group.

25.15	Release

If the Security Agent, with the approval of all Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents, the Security Agent, together with the Secured Parties (if necessary), shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent (and the Secured Parties) under each of the Security Documents.

25.16	Lender indemnity to the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of the Security Agent's gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.17	Resignation of Security Agent

(a)	The Security Agent may resign by giving notice to the other Parties (or to the Facility Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Agent.

(b)

If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (a) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Facility Agent) may appoint a successor Security Agent.

(c)

The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(d)	The Security Agent's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

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(e)

Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 24 (Role of the Administrative Parties) and 25 (Role of Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.18	Delegation

(a)

The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)

The delegation may be made upon any terms and conditions (including the power to sub- delegate) and subject to any restrictions that the Security Agent may think fit in the interests of the Secured Parties and, with the prior consent of the Majority Lenders on such delegation, it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub- delegate.

25.19	Security Documents

(a)	Each Secured Party irrevocably authorises the Security Agent to execute any Security Document to which it is expressed to be a party on its behalf.

(b)

In relation to any Transaction Security, to the extent the Security Agent can hold such Transaction Security interest, on trust or otherwise, on behalf of and in favour of the Secured Parties under the governing law of such Transaction Security, each Secured Party authorises the Security Agent to hold such Transaction Security on behalf of and in favour of the Secured Parties.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers (whether by set- off or otherwise) any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) or Clause 29 (Application of Proceeds) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within (3) three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 27.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

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26.3	Recovering Finance Party's rights

(a)

On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed amount will be treated as not having been paid by the Borrower.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

	(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.	PAYMENT MECHANICS

27.1	Payments to the Facility Agent

(a)

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

27.2	Distributions by the Facility Agent

(a)

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency.

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(b)

The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Facility Agent as being so entitled on that date provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22 (Changes to the Parties) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

27.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

27.5	Partial payments

(a)

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

	(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of any Administrative Party under the Finance Documents;

	(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

	(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

	(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

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(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)

During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, KRW is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than KRW shall be paid in that other currency.

28.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	APPLICATION OF PROCEEDS

29.1	Order of Application

All moneys from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent;

(b)

in payment to the Facility Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by the Borrower under any of the Finance Documents in accordance with Clause 27.5 (Partial Payments);

(c)	if Borrower is not under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to the Borrower; and

(d)	the balance, if any, in payment to the Borrower.

29.2	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 29.1 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Facility Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of this Clause 29.

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29.3	Currency Conversion

(a)

For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

29.4	Permitted Deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

29.5	Discharge of Secured Obligations

(a)

Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Facility Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Facility Agent in the same currency as that in which any Unpaid Sum is denominated.

29.6	Sums received by the Borrower

If the Borrower receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause 29.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified in Schedule 5 (Contact Details) or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

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30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

	(i)	if by hand or courier, when signed for by or on behalf of the relevant recipient;

	(ii)	if by way of fax, only when received in legible form; or

	(iii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Facility Agent or to the Security Agent will be effective only when actually received by the Facility Agent or to the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or the Security Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

(d)	All notices to a Lender from the Security Agent shall be sent through the Facility Agent.

30.4	Electronic communication

(a)	Any communication to be made between the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Party:

	(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

	(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

	(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and confirmation of receipt has been received by the sender.

30.5	English language

(a)	Any notice given under or in connection with any Finance Document to the Borrower must be in English, and to any other party, English or Korean.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)

Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent, or in respect of the Security Documents, the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

	(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

	(ii)	an extension to the date of payment of any amount under the Finance Documents;

	(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

	(iv)	an increase in the amount of any Commitment;

	(v)	an extension of the period of availability for utilisation of any Commitment;

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(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 22 (Changes to the Parties) or this Clause 34;

(viii)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(ix)	the release of any Transaction Security unless release of such Transaction Security or disposal of the Charged Property is permitted under this Agreement or any other Finance Documents,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of such Administrative Party.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	GOVERNING LAW

This Agreement shall be governed by the laws of Korea in all respects, including matters of construction, validity and performance. The Parties agree that any legal action or proceeding arising out of or relating to this Agreement may be brought in the Seoul Central District Court and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such court.

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SCHEDULE 1

LENDERS AND THEIR COMMITMENTS

Name of Lender	Tranche A Facility Commitment	Tranche B Facility Commitment	Tranche C Facility Commitment
HANA BANK	32,000,000,000	8,000,000,000	10,000,000,000
WOORI BANK	16,000,000,000	4,000,000,000	-
SHINHAN BANK	12,000,000,000	3,000,000,000	-
Total:	60,000,000,000	15,000,000,000	10,000,000,000

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SCHEDULE 2
CONDITIONS OF UTILISATION

Part I
Conditions Precedent to initial Utilisation

1.	Borrower

(a)	A copy of the articles of incorporation and commercial registry extract of the Borrower.

(b)

A copy of the resolution of the unitholder of the Borrower approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party.

(c)	Power of attorney executed by the representative director of the Borrower (if necessary):

	(i)	authorising a specified person or persons to execute the Finance Documents to which it is a party on the Borrower’s behalf; and

(ii)

authorising a specified person or persons, on the Borrower’s behalf to sign and/or despatch all documents and notices (including, if relevant the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)

Seal impression certificate of the representative director of the Borrower and specimen signature of each person authorised by any power of attorney referred to in paragraph 1(c) above in respect of the Finance Documents.

(e)	A certificate of the representative director of the Borrower certifying that:

(i)

each copy document relating to it specified in paragraphs 1(a) to (d) and 7 of this Schedule 2 is true, correct and complete and, in the case of the resolution specified in paragraph 1(b) above, in full force and effect as at a date no earlier than the date of this Agreement;

	(ii)	the Borrower is solvent on the date of the certificate; and

	(iii)	the representations set out in Clause 17 (Representations) are true in all material respects.

2.	DutchCo

(a)	A copy of the certificate of formation of the DutchCo.

(b)

A copy of the resolution of the member of the DutchCo approving the transactions contemplated by the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party.

(c)	Power of attorney executed by the officer of the DutchCo (if necessary):

(i) authorising a specified person or persons to execute the Finance Documents to which it is a party on the DutchCo’s behalf; and

(ii)

authorising a specified person or persons, on the DutchCo’s behalf to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

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(d)	Specimen signature of each person authorised by any power of attorney referred to in paragraph 1(d) above in respect of the Finance Documents.

(e)	A certificate of the officer of the DutchCo certifying that:

(i)

each copy document relating to it specified in paragraphs 2(a) to (d) of this Schedule 2 is true, correct and complete and, in the case of the resolution specified in paragraph 2(b) above, in full force and effect as at a date no earlier than the date of this Agreement;

	(ii)	the DutchCo is solvent on the date of the certificate; and

	(iii)	the representations set out in the Security Documents to which it is a party are true in all material respects.

3.	Fee Letter

An original copy of each Fee Letter, duly executed by the parties thereto.

4.	Security Documents

The Security Documents duly executed by the Borrower or the DutchCo and the Security Agent (and if required, the Secured Parties), together with any documents required under or in connection therewith.

5.	Financial Information

A copy of the Original Financial Statements.

6.	Legal opinions

(a)	A legal opinion from Lee & Ko, legal advisers to the Finance Parties as to Korean law in form and substance reasonably satisfactory to the Facility Agent.

(b)	A legal opinion from Yulchon LLC, legal advisers to the Borrower as to Korean law in form and substance reasonably satisfactory to the Facility Agent.

(c)

With respect to the Security Documents to which the DutchCo is a party, a legal opinion from DLA Piper Nederland N.V., Dutch legal advisers to the Finance Parties as to the laws of the Netherlands in form and substance reasonably satisfactory to the Facility Agent.

7.	Other documents and evidence

(a)

A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)

Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid as provided in the Finance Documents (including the Fee Letters).

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Part II

Conditions Subsequent

(a)	On the Initial Utilisation Date, documents evidencing that the remittance of the proceeds of the Loan has been used to fully discharge the Existing Loan.

(b)

On the Initial Utilisation Date, document evidencing that security interests under the Account Pledge Agreement have been validly created and perfected which shall consist of any and all notices, consents and instruments as required under the Account Pledge Agreement.

(c)

Within two (2) Business Days from the Initial Utilisation Date, document evidencing that security interests under the Company Share Kun-Pledge Agreement and the Borrower Unit Kun-Pledge Agreement have been validly created and perfected which shall consist of any and all notices, consents and instruments as required under the Company Share Kun-Pledge Agreement and the Borrower Unit Kun-Pledge Agreement, as applicable.

(d)

Within two (2) Business Days from the Initial Utilisation Date, documents evidencing that the Security created pursuant to the Existing Loan Agreement have been fully discharged or released, as applicable.

SENIOR FACILITIES AGREEMENT	Page 61

SCHEDULE 3

UTILISATION REQUEST

From:	Net1 Applied Technologies Korea

To:	Hana Bank as Facility Agent

Dated:

Dear Sirs

Net1 Applied Technologies Korea – KRW85,000,000,000 Senior Facilities Agreement dated October 28, 2013 (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is the Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Facility:	Tranche A Facility / Tranche B Facility /
Tranche C Facility
Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility
First Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.

[In case of the initial Utilisation,] We confirm that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) will be paid as provided in the Finance Documents (including the Fee Letters).

5.	The proceeds of the Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

...................................................................
authorised signatory for

SENIOR FACILITIES AGREEMENT	Page 62

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:	Hana Bank as Facility Agent

From:	[the Existing Lender] (the "Existing Lender") and
[the New Lender] (the "New Lender")

Dated:

Net1 Applied Technologies Korea – KRW85,000,000,000 Senior Facilities Agreement dated October 28, 2013 (the "Facility Agreement")

1.

We refer to Clause 22.4 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender accordance with Clause 22.4 (Procedure for transfer) all or part of the Existing Lender's Commitment specified in the Schedule and/or all or part of the Existing Lender's participation(s) in the Loan specified in the Schedule, in each case together with related rights and obligations.

3.	The proposed Transfer Date is [ ] .

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(a) the limitations on the Existing Lender's obligations set out in paragraphs (a) and (c) of Clause 22.3 (Limitation of responsibility of Existing Lenders); and

(b)

that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that it is a "New Lender" within the meaning of Clause 22.1 (Transfers by the Lenders).

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate is governed by Korean law.

9.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

SENIOR FACILITIES AGREEMENT	Page 63

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred
Drawn Loan(s) participation(s) amount(s): [	[ ]
Available Commitment amount:	[ ]

Administration particulars:
New Lender’s receiving account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attn/Ref:	[ ]

[the Existing Lender]	[the New Lender]

By:	By:

This Transfer Certificate is executed by the Facility Agent and the Transfer Date is confirmed as [             ].

Acknowledged and consented by:

The Facility Agent (on behalf of itself and all the other Finance Parties (other than the Existing Lender) and as attorney-in-fact of the Borrower)

By:

Date:

[FIXED-DATE STAMP]

SENIOR FACILITIES AGREEMENT	Page 64

SCHEDULE 5

CONTACT DETAILS

Party	Address of Notices	Contact Person Information
Net1 Applied Technologies Korea	2F, Sungbo Tower, 169-10 Samsung-dong, Kangnam-gu, Seoul, 135-090, Korea	Name: Herman Gideon Kotzé Telephone #: +27 11 343 2000 Fax #:+27 11 880 7080 Email: hermank@net1.com AND Name: Sang Seob Lee Telephone #: +82-2-3420-5975 Fax #: +82-2-3420-4190 Email: sang2002@ksnet.co.kr
Hana Bank as Lender	3F, Hana Bank Bldg., 101-1 Euljiro 1-Ga, Jung-Gu, Seoul, 100-719, Korea	Name: Chang Hyung Suk (장형석)/ RM/Team Leader, Large Corporate Business Division 3 Telephone #: +82-2-2002-1378 Fax #: +82-2-2002-1441 Email: chs890@hanafn.com AND Name: Hwang, Seung Man (황승만)/ Assistant Manager, Large Corporate Business Division 3 Telephone #: +82-2-2002-1338 Fax #: +82-2-2002-1441 Email: seungmanhwang@hanafn.com
Woori Bank as Lender	203 Hoehyon-dong 1-ga Chung-gu Seoul,100-792 Korea	Name: Cha, Young Gul (차영걸)/ Senior Manager, M&A Team, IB Business Unit Telephone #: +82-2-2002-5973 Fax #: +82-2-2002-5703 Email: ygcha@wooribank.com AND Name: Kim, Jung-min (김정민) / Associate, M&A Team, IB Business Unit Telephone #: +82-2-2002-3951 Fax #: +82-2-2002-5703 Email: kimjungmin@wooribank.com
Shinhan Bank as	23-2, Yeouido-dong, Yeongdeungpo-	Name: Eun Min Yang/

SENIOR FACILITIES AGREEMENT	Page 65

Lender	gu, Seoul, Korea	Manager Telephone #: +82-2-2151-4886 Fax #: +82-2-0505-178-8371 Email: emyang@shinhan.com AND Name: Seun Joon Kim /Manager Telephone #: +82-2-2151-4728 Fax # : +82-2-0505-178-2164 Email: dcmibback@shinhan.com
Hana Bank as Facility Agent	3F, Hana Bank Bldg., 101-1 Euljiro 1-Ga, Jung-Gu, Seoul, 100-719, Korea	Name: Chang Hyung Suk (장형석)/ RM/Team Leader, Large Corporate Business Division 3 Telephone #: +82-2-2002-1378 Fax #: +82-2-2002-1441 Email: chs890@hanafn.com AND Name: Hwang, Seung Man (황승만)/ Assistant Manager, Large Corporate Business Division 3 Telephone #: +82-2-2002-1338 Fax #: +82-2-2002-1441 Email: seungmanhwang@hanafn.com
Hana Bank as Security Agent	3F, Hana Bank Bldg., 101-1 Euljiro 1-Ga, Jung-Gu, Seoul, 100-719, Korea	Name: Chang Hyung Suk (장형석)/ RM/Team Leader, Large Corporate Business Division 3 Telephone #: 82-2-2002-1378 Fax #: 82-2-2002-1441 Email: chs890@hanafn.com AND Name: Hwang, Seung Man (황승만)/ Assistant Manager, Large Corporate Business Division 3 Telephone #: +82-2-2002-1338 Fax #: +82-2-2002-1441 Email: seungmanhwang@hanafn.com

SENIOR FACILITIES AGREEMENT	Page 66

SCHEDULE 6
TIMETABLE

Function	Day/Time

Delivery of a duly completed Utilisation	U – 2 (unless agreed otherwise by
Request (Clause 5.1 (Delivery of the	the Facility Agent)
Utilisation Request))
11:00 a.m.

Facility Agent notifies the Lenders of the	U – 1
Loan in accordance with Clause 5.5
(Lenders' participations)	3:00 p.m.

“U” = date of Utilisation

U - X = Business Days prior to the date of Utilisation

SENIOR FACILITIES AGREEMENT	Page 67

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	Hana Bank as Facility Agent

From:	NET 1 APPLIED TECHNOLOGIES KOREA

Dated:

Re: KRW85,000,000,000 Senior Facilities Agreement dated October 28, 2013 by and among, Net1 Applied Technologies Korea as borrower, Hana Daetoo Securities Co., Ltd. as mandated lead arranger, Hana Bank as facility agent, Hana Bank as security agent and the banks and financial institutions therein as lenders (as amended from time to time, the "Facility Agreement")

Dear Sir/Madam

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms and expressions defined in or construed for the purposes of the Facility Agreement shall have the same meaning herein.

2.	We confirm that:

(a) the Leverage Ratio for the Relevant Period ended on [ ] was [ ] to 1; and

(b) the Debt Service Coverage Ratio for that Relevant Period was [ ] to 1;

3.	[We confirm that no Default is continuing.]

The detailed calculations and evidence to support these confirmations are as set out in the Appendix to this Compliance Certificate.

Signed:.....................................................................

[title of chief financial officer or most senior financial officer] of NET 1 APPLIED TECHNOLOGIES KOREA

SENIOR FACILITIES AGREEMENT	Page 68

SIGNATURE PAGE

Borrower

NET1 APPLIED TECHNOLOGIES KOREA

By:/s/ David Pyun

Name: David Pyun

Title: Attorney-In-Fact

SENIOR FACILITIES AGREEMENT	Signature Page

Lender

HANA BANK

By: /s/ Jeong Hoon, Kim_______________

Name: Jeong Hoon, Kim

Title: General Manager, Jungang Corporate Banking Center Branch

SENIOR FACILITIES AGREEMENT	Signature Page

Lender

WOORI BANK

By: /s/ Ho-Young Lee _______________

Name: Ho-Young Lee

Title: General Manager, Investment Banking Business Unit

SENIOR FACILITIES AGREEMENT	Signature Page

Lender

SHINHAN BANK

By: /s/Se Bong, Oh _______________

Name: Se Bong, Oh

Title: General Manager, Head of Investment Banking Department

SENIOR FACILITIES AGREEMENT	Signature Page

Facility Agent

HANA BANK

By: /s/ Jeong Hoon, Kim_______________

Name: Jeong Hoon, Kim

Title: General Manager, Jungang Corporate Banking Center Branch

SENIOR FACILITIES AGREEMENT	Signature Page

Security Agent

HANA BANK

By: /s/ Jeong Hoon, Kim_______________

Name: Jeong Hoon, Kim

Title: General Manager, Jungang Corporate Banking Center Branch

SENIOR FACILITIES AGREEMENT	Signature Page